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                                                                  Exhibit 10.39

STANDARD SINGLE-TENANT LEASE - TRIPLE NET

1960 The Alameda, San Jose, CA 95126 (408) 246-3691

THIS LEASE (the "Lease"), for reference purposes only dated December ____, 1999, is entered into by and between TBI-Madrone I, LLC, a California limited liability company ("Landlord"), whose address is c/o Toeniskoetter & Breeding, Inc. Development, 1960 The Alameda, San Jose, California 95126 and Media Arts Group, Inc., a Delaware corporation ("Tenant"), whose address is 521 Charcot Avenue, San Jose, CA 95131.

1. Basic Lease Provisions.

1.1 Premises. Those premises consisting of approximately sixty-one thousand six hundred thirty-two (61,632) square feet located in the Building described in Paragraph 1.2 and more particularly shown on EXHIBIT A.

1.2 Building. That certain one-story office building to be constructed on the Property, consisting of approximately sixty-one thousand six hundred thirty-two (61,632) square feet, and located on Lightpost Way in Morgan Hill, California. The Building is referred to sometimes as "Building 1."

1.3 Anticipated Commencement Date.  April 1, 2001.

1.4 Term.  Fifteen (15) years.

1.5 Use.  General and administrative offices.

1.6 Monthly Rent. $77,040.00/month, subject to adjustment as provided in Paragraph 5.2.

1.7 Security Deposit.  None.  (See Paragraph 7 regarding Lease Deposit)

1.8 Property. The real property consisting of approximately 4.24 acres, located in the City of Morgan Hill ("City"), County of Santa Clara

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("County"), California, and more particularly described on EXHIBIT B, together with the Building to be constructed thereon.

1.9 Brokers.  Saratoga Investment Company.

2. Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Premises.

3. Definitions. The following terms shall have the following meanings in this
Lease:

3.1 Alterations. Any alterations, additions or improvements made in, on or about the Building by Tenant after the Commencement Date, including, but not limited to, lighting, heating, ventilating, air conditioning, electrical, drapery and carpentry installations.

3.2 CC&R's. Those certain covenants, conditions and restrictions for Madrone Business Park to be recorded in the Official Records of Santa Clara County. Landlord shall provide Tenant with a copy of the CC&R's prior to the Commencement Date.

3.3 Commencement Date. The Commencement Date shall be the earlier occurring of the following:

3.3.1 Thirty (30) days from the date the City has issued an occupancy permit for the Premises, as evidenced by the City's completion of a final inspection and written approval of the Building Shell and Tenant Improvements as having been completed in accordance with the building permit issued for such improvements; or

3.3.2 Thirty (30) days from the date Tenant substantially commences occupancy of the Premises.

Once the actual Commencement Date has been determined pursuant to the foregoing, the parties shall execute a Commencement Date Memorandum in the form attached hereto as EXHIBIT C.

3.4 HVAC.  Heating, ventilating and air conditioning.

3.5 Interest Rate. Ten and one-half percent (10 1/2%) per annum, however, in no event to exceed the maximum rate of interest permitted by law.

3.6 Landlord's Agents. Landlord's authorized agents, partners, subsidiaries, directors, officers, and employees.

3.7 Outside Area. All areas and facilities within the Property which are exclusive of the Building, including, without limitation, the parking areas, access and perimeter roads, sidewalks, landscaped areas, service areas, trash disposal facilities, and similar areas and facilities designated by Landlord. Landlord shall at all times have exclusive control of the Outside Area and may at any reasonable time temporarily close any part thereof, exclude and restrain anyone from any part thereof, except the bona fide customers, employees and invitees of Tenant, and may reasonably change the configuration or location of the Outside Area with

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the prior written consent of Tenant, which consent shall not be unreasonably withheld. In exercising any such rights, Landlord shall use diligent efforts to minimize any disruption of Tenant's business. Landlord shall have the right to reconfigure the parking area and ingress to and egress from the parking area, and to modify the directional flow of traffic of the parking area at Landlord's sole expense.

3.8 Real Property Taxes. Any form of assessment, license, fee, rent tax, levy, penalty (if a result of Tenant's delinquency), or tax (other than net income, estate, succession, inheritance, transfer or franchise taxes), imposed by any authority having the direct or indirect power to tax, or by any city, county, state or federal government or any improvement or other district or division thereof, whether such tax is: (i) determined by the area of the Property or any part thereof or the rent and other sums payable hereunder by Tenant, including, but not limited to, any gross income or excise tax levied by any of the foregoing authorities with respect to receipt of such rent or other sums due under this Lease; (ii) upon any legal or equitable interest of Landlord in the Property or the Building or any part hereof; (iii) upon this transaction or any document to which Tenant is a party creating or transferring any interest in all or any part of the Property; or (iv) levied or assessed in lieu of, in substitution for, or in addition to, existing or additional taxes against the Property whether or not now customary or within the contemplation of the parties.

3.9 Rent. The net Monthly Rent plus the Additional Rent described in Paragraph 5.2.

3.10 Sublet. Any transfer, sublet, assignment, license agreement, change of ownership, of this Lease or the Tenant's interest in the Lease or any portion thereof.

3.11 Subtenant. The person or entity with whom a Sublet agreement is proposed to be or is made.

3.12 Tenant Improvements. Those interior improvements to the Premises to be constructed by Landlord pursuant to EXHIBIT D.

3.13 Tenant's Agents. Tenant's authorized agents, partners, subsidiaries, directors, officers, and employees.

3.14 Tenant's Personal Property. Tenant's trade fixtures, furniture, equipment and other personal property in the Premises.

4. Lease Term.

4.1 Term. The Term shall be fifteen (15) years, commencing on the Commencement Date, and ending fifteen (15) years thereafter, unless sooner terminated as provided herein.

4.2 Tenant Delays. If the Commencement Date has not occurred on or before the Anticipated Commencement Date set forth in Paragraph 1.3, due solely to the fault of Tenant, then notwithstanding any other provision hereof, Tenant shall pay one day's net Monthly Rent for each day of delay in

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completion of the Tenant Improvements beyond the Anticipated Commencement
Date caused by Tenant's fault. Delays "due solely to the fault" of Tenant shall include those caused by:

4.2.1 Tenant's failure to furnish information to Landlord for the preparation of the Space Plan or Final Plans for the Tenant Improvements in accordance with EXHIBIT D;

4.2.2 Tenant's request for special materials, finishes or installations which are not readily available, provided, however, Landlord shall make a reasonable effort to notify Tenant of any delays concerning any special materials, finishes or installations of which Landlord has commercially reasonable knowledge;

4.2.3 Tenant's failure to reasonably approve the Space Plan for the Tenant Improvements in accordance with the time period set forth in EXHIBIT D;

4.2.4 Tenant's changes in the Space Plan or the Final Plans after their approval by Landlord;

4.2.5 Tenant's failure to complete any of its own improvement work to the extent Tenant delays completion by the City of its final inspection and approval of the Tenant Improvements described in EXHIBIT D; or

4.2.6 Interference with Landlord's work caused by Tenant or by Tenant's contractors or subcontractors.

4.3 Landlord Delays. If the Commencement Date is delayed for any reason other than delays caused by Tenant as defined in Paragraph 4.2 above, then there shall be an abatement of Rent covering the period between the Anticipated Commencement Date and the date when Landlord delivers possession of the Premises to Tenant with the Tenant Improvements substantially completed and all other terms and conditions of this Lease shall remain in full force and effect. If, however, the Commencement Date does not within six (6) months after the Anticipated Commencement Date for any reason other than delays caused by Tenant or delays caused by Force Majeure Conditions, as defined herein, then Tenant shall have the right to terminate this Lease by delivery of written notice to Landlord no later than the date which is seven (7) months from the Anticipated Commencement Date. If the Commencement Date is delayed due to inclement weather, strikes or other labor disturbances, material shortages, casualties, or other causes beyond Landlord's reasonable control ("Force Majeure Conditions"), then the date for substantial completion of the Tenant Improvements, shall be extended for the period of time reasonably attributable to the occurrence of such Force Majeure Condition.

4.4 Early Entry. Tenant shall be permitted to enter the Premises prior to the Commencement Date for the purpose of installing Tenant's Personal Property in the Premises. Such early entry shall be at Tenant's sole risk and subject to all the terms and provisions hereof, except for the payment of net Monthly Rent which shall commence on the Commencement Date. Landlord shall have the right to impose such additional conditions on Tenant's early entry as Landlord shall deem reasonably appropriate, and shall further have the right to require that Tenant execute an early entry

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agreement containing such conditions prior to Tenant's early entry.

5. Rent.

5.1 Monthly Rent. Tenant shall pay to Landlord, in lawful money of the United States, commencing on the first day of the first month of the Term and continuing thereafter on the first (1st) day of each calendar month throughout the Term, net Monthly Rent in the amount set forth in Paragraph 1.6, subject to adjustment as provided in Paragraph 5.2. Net Monthly Rent shall be payable in advance, without abatement, deduction, claim, offset, prior notice or demand, except as otherwise specifically provided herein. The net Monthly Rent due for the first month of the Term shall be paid by Tenant upon execution of this Lease or secured by a letter of credit until the Commencement Date.

5.2 Adjustments to Monthly Rent. The Monthly Rent shall be adjusted as of the first day of the thirteen (13th) month of the term and every twelve (12) months thereafter (each, an "Adjustment Date") by the percentage increase in the Consumer Price Index, All Urban Consumers, All Items, published by the U.S. Department of Labor, Bureau of Labor Statistics for the San Francisco-Oakland-San Jose Metropolitan Area (1982-84=100) (the "Index"). The Index published for the month immediately preceding each Adjustment Date shall be compared with the Index published for the month immediately preceding the prior Adjustment Date, or in case of the first Adjustment Date, the Index published for the month immediately preceding the Commencement Date, to determine the percentage increase in the Monthly Rent for the next twelve (12) months of the Term; provided, however, that in no event shall the Monthly Rent increase by less than three percent (3%) per annum nor more than eight percent (8%) per annum. If no Index is published for either of the months set forth above, the Index for the next preceding month shall be used. If the base of the Index is revised, the Index increases, if any, shall be calculated with a common base year. If the Index is discontinued or revised, such other governmental index with which it is replaced, with appropriate conversion factors, shall be the basis of the adjustment.

5.3 Development Cost Reductions Based on Financial Assistance from City. If the City of Morgan Hill or the Redevelopment Agency of Morgan Hill provides any financial assistance to Landlord that directly reduces Landlord's cost to develop the Property and/or any of the other properties leased by Tenant at Madrone Business Park, Landlord shall pay to Tenant the amount of such reduction in Landlord's cost in cash or its equivalent.

5.4 Additional Rent. This Lease is intended to be a triple net lease. All monies required to be paid by Tenant under this Lease, including, without limitation, Real Property Taxes pursuant to Paragraph 14, Operating Expenses pursuant to Paragraph 16, and insurance premiums pursuant to Paragraph 20, shall be deemed Additional Rent and shall be payable as of the Commencement Date.

6. Late Payment Charges. Tenant acknowledges that late payment by Tenant to Landlord of Rent and other charges provided for under this Lease will cause Landlord to incur costs not contemplated by this Lease, the exact amount of such costs being extremely difficult or impracticable to fix.

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Therefore, notwithstanding the notice provision in Paragraph 25.1.1, if any installment of Rent or any other charge due from Tenant is not received by Landlord within five (5) days after the date such Rent or other charge is past due, Tenant shall pay to Landlord an additional sum equal to five percent (5%) of the amount overdue as a late charge. The parties agree that this late charge represents a fair and reasonable estimate of the costs that Landlord will incur by reason of the late payment by Tenant. Notwithstanding the foregoing, Landlord agrees to waive the late charge for the first five times during the Term of this Lease that any installment of Rent or charge is late provided that (i) Tenant is not late more than once per year, and (ii) Tenant is not more than fifteen days late in the payment of the Rent or other charge due (i.e., Rent must be paid by the fifteenth day of the month).

Initials:

/s/ CT                                    /s/ CF  /s/ TSG
------------------------                  --------------------------
Landlord                                  Tenant

7. Lease Deposit. Tenant shall deposit with Landlord upon execution of this Lease the sum of One Hundred Thirty-Two Thousand Five Hundred and no/100ths Dollars ($132,500.00) as a Lease deposit. At Tenant's option, in lieu of a cash Lease deposit Tenant may deliver to Landlord an irrevocable stand-by letter of credit issued by a bank and in a form reasonably acceptable to Landlord. The letter of credit shall be issued initially for a term of twelve (12) months and shall be renewed automatically for consecutive periods of one (1) month until the Commencement Date occurs. Landlord shall refund the cash Lease deposit to Tenant or return such letter of credit within ten (10) days after the Commencement Date. Drawing upon the letter of credit shall be conditioned only upon presentation of the original letter of credit to the issuer thereof accompanied by a certified statement from Landlord that Tenant is in default under the Lease which default is continuing after notice and the expiration of any applicable grace period. The foregoing shall specifically include any breach of this Lease by Tenant which occurs prior to the Commencement Date. The letter of credit shall not be mortgaged, assigned or encumbered in any manner whatsoever by Tenant. The use, application or retention of the letter of credit, or any portion thereof, by Landlord shall not prevent Landlord from exercising any other right or remedy provided by this Lease or by law, it being intended that Landlord shall not first be required to proceed against the letter of credit, and such use, application or retention shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled. No Security Deposit shall be required in connection with this Lease.

8. Holding Over. If Tenant remains in possession of all or any part of the Premises after the expiration of the Term, with or without the express or implied consent of Landlord, such tenancy shall be from month-to-month only and not a renewal hereof or any extension for any further term, and in such case, the net Monthly Rent shall be one hundred fifty percent (150%) of the net Monthly Rent payable during the last month of the Term and such month-to-month tenancy shall be subject to every other term, covenant and agreement of this Lease.

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9. Condition of Premises. Within thirty (30) days after completion of the Tenant
Improvements, Tenant shall conduct a walk-through inspection of the Premises with Landlord and complete a punch-list of items needing additional work by Landlord. Other than the items specified in the punch- list, by taking possession of the Premises, Tenant shall be deemed to have accepted the Premises as improved with the Tenant Improvements in good, clean and completed condition and repair, subject to all applicable laws, codes and ordinances. The punch-list to be prepared by Tenant shall not include any damage to the Premises caused by Tenant's move-in, which damage shall be repaired or corrected by Tenant, at its expense. Tenant acknowledges that neither Landlord nor its Agents have agreed to undertake any Alterations or construct any Tenant Improvements to the Premises except as expressly provided in this Lease. If Tenant fails to submit a punch-list to Landlord within such thirty (30) day period, it shall be deemed that there are no items needing additional work or repair. Landlord's contractor shall complete all reasonable punch-list items within thirty (30) days after the walk-through inspection or as soon as practicable thereafter. Upon completion of such punch-list items, Landlord shall so notify Tenant. Tenant shall approve such completed items in writing to Landlord. If Tenant fails to reasonably approve such items within fifteen (15) days of notice of completion by Landlord, such items shall be deemed approved by Tenant.

10. Use of the Premises.

10.1 Tenant's Use. Tenant shall use the Premises solely for the purposes specified in Paragraph 1.5 and shall not use the Premises for any other purpose without obtaining the prior written consent of Landlord, which consent shall not be unreasonably withheld. Tenant acknowledges that the Property is subject and this Lease is subordinate to the CC&R's. Throughout the Term, Tenant shall faithfully and timely perform and comply with the CC&R's and any modification or amendments thereof, including the payment by Tenant of any periodic or special dues, assessments, and owners' association fees against the Property. Tenant shall indemnify and hold Landlord and it Agents harmless from and against any liability, loss, expense, damage, attorneys' fees and costs arising out of or in connection with Tenant's failure to perform or comply with the CC&R's.

10.2 Compliance. Tenant shall not use the Premises or suffer or permit anything to be done in or about the Premises which will in any way conflict with any law, statute, zoning restriction, ordinance or governmental law, rule, regulation or requirement of duly constituted public authorities now in force or which may hereafter be in force or the requirements of the Board of Fire Underwriters or other similar body now or hereafter constituted relating to or affecting the condition, use or occupancy of the Premises. Tenant shall not commit any public or private nuisance or any other act or thing which might or would disturb the quiet enjoyment of any other tenant of Landlord or any occupant of nearby property. Tenant shall place no loads upon the floors, walls or ceilings in excess of the maximum designed load determined by Landlord or which endanger the structure; nor place any harmful liquids in the drainage systems; nor dump or store waste materials or refuse or allow such to remain outside the Building proper, except in the enclosed trash areas

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provided, if any. Tenant shall not store or permit to be stored or otherwise placed any other material of any nature whatsoever outside the Building without the prior written consent of Landlord, which shall not be unreasonably withheld. Tenant shall be permitted, however, to park company-owned vehicles and employee vehicles in the parking areas overnight and for short-term periods provided, however, that any vehicles which are larger than an automobile, mini-van or pick-up truck must be screened from view as provided in the CC&R's.

10.3 Hazardous Materials. Tenant, at its sole cost, shall comply with all laws relating to Tenant's storage, use and disposal of hazardous, toxic or radioactive matter, including those materials identified in 22 California Code of Regulations Sections 66261.1 et seq., as they may be amended from time to time (collectively "Hazardous Materials"). If Tenant does store, use or dispose of any Hazardous Materials in, on or about the Premises, other than office supplies and cleaning supplies typically used in administrative offices, Tenant shall notify Landlord in writing at least ten (10) days prior to their first appearance on the Premises. Tenant shall be solely responsible for and shall defend, indemnify and hold Landlord harmless from and against any liabilities, penalties, damages, costs or expenses (including reasonable attorneys' fees), causes of action, claims and/or judgments arising out of or in connection with any storage, use or disposal of Hazardous Materials in, on or about the Premises or the Property by Tenant, its agents, employees, contractors or invitees. Tenant's obligations hereunder shall survive the termination of this Lease. Landlord represents and warrants, to the best of its actual knowledge, that as of the date of this Lease there are no Hazardous Materials on the Property and the Property is in compliance with all applicable laws, regulations, ordinances and requirements of any governmental agency relating to Hazardous Materials.

11. Quiet Enjoyment. Landlord represents that Landlord has the full right and authority to enter into this Lease and will, as of the Commencement Date, be the fee simple owner of the Property. Landlord covenants that Tenant, upon performing the terms, conditions and covenants of this Lease, shall have quiet and peaceful possession of the Premises as against any person claiming the same by, through or under Landlord.

12. Alterations. After the Commencement Date, Tenant shall not make or permit any Alterations in, on or about the Premises, except for nonstructural Alterations not exceeding Twenty-Five Thousand and no/100ths Dollars ($25,000.00) in cost during any twelve (12) month period, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, and according to plans and specifications reasonably approved in writing by Landlord. Notwithstanding the foregoing, Tenant shall not, without the prior written consent of Landlord, make any (i) alterations to the exterior of the Building; (ii) alterations to and penetrations of the roof of the Building; or
(iii) alterations visible from outside the Building to which Landlord may withhold Landlord's consent on wholly aesthetic grounds. All Alterations shall be installed at Tenant's sole expense, in compliance with all applicable laws and permit requirements by a licensed contractor, shall be done in a good and workmanlike manner conforming in quality and design with the Premises existing as of the Commencement Date, and shall not

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diminish the value of either the Building or the Premises. All Alterations made by Tenant shall be and become the property of Landlord upon installation and shall not be deemed Tenant's Personal Property; provided, however, that Landlord may, at its option, require that Tenant, at Tenant's expense, remove any or all Alterations installed by Tenant and return the Premises to their condition as of the Commencement Date of this Lease, normal wear and tear excepted and subject to the provisions of Paragraph 23. If Tenant removes any Alterations as required or permitted herein, Tenant shall repair any and all damage to the Premises caused by such removal and return the Premises to their condition as of the Commencement Date, normal wear and tear excepted and subject to the provisions of Paragraph 22. Notwithstanding any other provision of this Lease, Tenant shall be solely responsible for the maintenance and repair of any Alterations made by it to the Premises. The provisions of this Paragraph 12 shall not apply to the Tenant Improvements which shall be governed by the provisions set forth in the Work Letter Agreement attached as EXHIBIT D.

13. Surrender of the Premises. Upon the expiration or earlier termination of the Term, Tenant shall surrender the Premises to Landlord in its condition existing as of the Commencement Date, normal wear and tear and fire or other casualty excepted, with all interior walls repaired and repainted if marked or damaged, all carpets shampooed and cleaned, all broken, marred or nonconforming acoustical ceiling tiles replaced, all windows washed, the plumbing and electrical systems and lighting in good order and repair, including replacement of any burned out or broken light bulb or ballasts, the HVAC equipment serviced and repaired by a reputable and licensed service firm (if the HVAC system is maintained by Tenant during the Term of this Lease), and all floors cleaned and waxed, all to the reasonable satisfaction of Landlord. Tenant shall remove from the Premises all of Tenant's Alterations required to be removed pursuant to Paragraph 12, and all Tenant's Personal Property and repair any damage and perform any restoration work caused by such removal. If Tenant fails to remove such Alterations and Tenant's Personal Property, and such failure continues for ten (10) days after written notice from Landlord, then Landlord may retain such property and all rights of Tenant with respect to it shall cease, or Landlord may place all or any portion of such property in public storage for Tenant's account. Tenant shall be liable to Landlord for costs of removal of any such Alterations and Tenant's Personal Property and storage and transportation costs of same, and the cost of repairing and restoring the Premises, together with interest at the Interest Rate from the date of expenditure by Landlord.

14. Real Property Taxes.

14.1 Payment by Tenant. Tenant shall pay to Landlord, as Additional Rent, the Real Property Taxes for the Property as set forth on the most current County assessor's tax statement. Tenant shall reimburse Landlord monthly, on the first day of each calendar month of the Term, one-twelfth (1/12th) of the annual Real Property Taxes for the applicable fiscal year, prorated for any partial month. Upon Landlord's receipt of the Real Property Tax payment from Tenant, Landlord shall pay the Real Property Taxes to the County prior to delinquency. If any Real Property Taxes increase from time to time due to a new tax statement from the County

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assessor, Tenant shall pay such increase within thirty (30) days after receipt of a statement from Landlord. Assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such purposes as fire protection, street, sidewalk, road, utility construction and maintenance, refuse removal and for other governmental services which may formerly have been provided without charge to property owners or occupants. It is the intention of the parties that all new and increased assessments, taxes, fees, levies and charges are to be included within the definition of Real Property Taxes for purposes of this Lease.

14.2 Taxes on Tenant Improvements and Personal Property. Notwithstanding any other provision hereof, Tenant shall pay the full amount of any increase in Real Property Taxes during the Term resulting from any and all Alterations and Tenant Improvements of any kind whatsoever placed in, on or about the Premises for the benefit of, at the request of, or by Tenant. Tenant shall pay prior to delinquency all taxes assessed or levied against Tenant's Personal Property in, on or about the Premises. When possible, Tenant shall cause its Personal Property to be assessed and billed separately from the real or personal property of Landlord.

14.3 Proration. Tenant's liability to pay Real Property Taxes shall be prorated on the basis of a 365-day year to account for any fractional portion of a fiscal tax year included at the commencement or expiration of the Term.

15. Utilities and Services. Tenant shall be responsible for and shall pay promptly all charges for water, gas, electricity, sewer, telephone, refuse pickup, janitorial service and all other utilities, materials and services furnished directly to or used by Tenant in, on or about the Premises during the Term, together with any taxes thereon. Landlord shall not be liable in damages or otherwise for any failure or interruption of any utility service or other service furnished to the Premises, except that resulting from the negligence or willful misconduct of Landlord. Landlord shall use diligent efforts to promptly correct any failure or interruption caused by the act or neglect of Landlord.

16. Repair and Maintenance.

16.1 Landlord's Obligations. Landlord shall at all times and at its own expense clean, keep and maintain in good order, condition and repair the structural parts of the Building, which structural parts include only the foundation, subflooring, roof structure, and exterior walls, except for any damage thereto caused by the negligence or willful acts or omissions of Tenant or of Tenant's agents, employees or invitees, or by reason of the failure of Tenant to perform or comply with any terms, conditions or covenants in this Lease, or cause by Alterations made by Tenant or by Tenant's agents, employees or contractors, which shall be Tenant's responsibility. Landlord shall also maintain, repair and replace the roof membrane of the Building, the HVAC system for the Premises, and the Outside Area and Tenant shall reimburse Landlord for the reasonable costs thereof, as provided in paragraph 16.3. At Landlord's option, Landlord shall have the right to require Tenant to maintain and repair the HVAC system for the Premises. In such case, Tenant shall cause the HVAC system for the Premises to be maintained in good condition at all times and

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Tenant shall obtain an HVAC system preventative maintenance contract with monthly service which shall be subject to the reasonable approval of Landlord and paid for by Tenant and which shall provide for and include replacement of filters, oiling and lubricating of machinery, parts replacement, adjustment of drive belts, oil changes and other preventative maintenance. If Tenant is performing the repair and maintenance of the HVAC system, Tenant shall have the benefit of all warranties available to Landlord regarding such equipment. Other than regularly scheduled maintenance of the Premises, it is a condition precedent to all obligations of Landlord to repair and maintain under this Paragraph 16.1 that Tenant shall have notified Landlord in writing of the need for such repairs or maintenance.

16.2 Tenant's Obligations. Tenant shall at all times and at its own expense, clean, keep and maintain in good, safe and sanitary order, condition and repair every part of the interior of the Premises which is not within Landlord's obligation pursuant to Paragraph 16.1. Tenant's repair and maintenance obligations shall include, without limitation, all plumbing and sewage facilities within the Premises, fixtures, interior walls, floors, ceilings, interior windows, store front, doors, entrances, plateglass, showcases, all electrical facilities and equipment, including lighting fixtures, lamps, fans and any exhaust equipment and systems, any automatic fire extinguisher equipment within the Premises, electrical motors and all other appliances and equipment of every kind and nature located in, upon or about the Premises. Tenant shall also be responsible for all pest control within the Premises. All glass is at the sole risk of Tenant, and any broken glass shall promptly be replaced by Tenant at Tenant's expense with glass of the same kind, size and quality.

16.3 Tenant to Pay Operating Expenses. Tenant shall pay, as Additional Rent, all reasonable costs and expenses as may be paid or incurred by Landlord in maintaining, operating and repairing the roof membrane of the Building, the HVAC system for the Premises, and the Outside Area ("Operating Expenses"). The Operating Expenses may include, without limitation, the cost of labor, materials, supplies and services used or consumed in operating, maintaining, repairing and replacing the roof membrane, the HVAC system and the Outside Area, including landscaping and sprinkler systems, concrete walkways and paved parking areas; maintaining and repairing signs and site lighting; all utilities provided to the Outside Area; any alterations or improvements required by governmental authority to comply with laws effective after the Commencement Date; the cost of maintaining, repairing and replacing exterior windows and the non-structural components of the roof of the Building; and a management fee not to exceed three percent (3%) of the Monthly Rent. Operating Expenses shall not include costs paid directly by Tenant, principal and interest payments on loans secured by deeds of trust recorded against the Premises or the Property, real estate sales or leasing brokerage commissions, or executive salaries of off-site personnel employed by Landlord except for the charge (or pro rata share) of the property manager of the Property.

16.4 Monthly Payments. From and after the Commencement Date, Tenant shall pay to Landlord on the first day of each calendar month of the Term the estimated monthly Operating Expenses. Such estimated monthly Operating Expenses may be adjusted by Landlord at the end of any calendar quarter on the basis of Landlord's experience and reasonably anticipated costs. Any such adjustment shall be effective as of the calendar month next succeeding receipt by Tenant of written notice of the adjustment. Within one hundred twenty (120) days following the end of each calendar year Landlord shall furnish Tenant a statement of actual Operating Expenses (the "Actual
Expenses") for the calendar year and the payments made by Tenant with respect to such period. If Tenant's payments for the Operating Expenses are less than the Actual Expenses, Tenant shall pay Landlord the deficiency within thirty
(30) days after receipt of such statement. If Tenant's payments exceed the Actual Expenses, Landlord shall either offset the excess against the Operating Expenses next thereafter to become due to Landlord, or shall refund the amount of the overpayments to Tenant, in cash, as Landlord shall elect. There shall be appropriate adjustments of the Operating Expenses as of the Commencement Date and expiration of the Term.

16.5 Operating Expense Audit. Within twelve (12) months of Tenant's receipt of Landlord's statement of the Actual Expenses, and upon thirty (30) days prior written notice to Landlord, Tenant shall have the right to examine, to copy and to have an audit conducted of all books and records at Landlord's office pertaining to the Actual Expenses for the period covered by Landlord's statement. If Tenant disputes the inclusion or amount of any item or items, Landlord and Tenant will use good faith efforts to settle such dispute within thirty (30) days after notice of such dispute. If the dispute is not settled within this time period, the dispute shall be resolved by a firm of real estate audit professionals ("Audit Professionals") mutually acceptable to Landlord and Tenant. Audit Professionals shall mean, for the purposes of this Paragraph 16.5, an independent firm of certified public accountants with experience in real estate expense reviews. If Landlord and Tenant cannot agree on the Audit Professionals within fifteen (15) days, the Landlord and Tenant shall each, within fifteen (15) days, select one independent firm of Audit Professionals, and the two firms of Audit Professionals shall together, within fifteen (15) days after the last of the two Audit Professionals has been selected, select a third firm of Audit Professionals, which third firm shall be the Audit Professionals to resolve the dispute. The Audit Professionals shall be entitled to review all records relating to the disputed items. The determination of the Audit Professionals shall be final and binding upon both Landlord and Tenant. The expenses of the Audit Professionals shall be borne by Tenant unless the audit discloses an overall overstatement of the Actual Expenses of five percent (5%) or more for the period being audited, in which case Landlord shall pay the audit expenses. If the Audit Professionals determine that Tenant has made an over-payment or under-payment of Operating Expenses then the procedures in Paragraph 16.4 shall be followed.

16.6 Waiver. Tenant waives the provisions of Sections 1941 and 1942 of the California Civil Code and any similar or successor law regarding Tenant's right to make repairs and deduct the expenses of such repairs from the Rent due under this Lease.

16.7 Compliance with Government Regulations. Tenant shall, at its cost, comply with, including the making by Tenant of any Alteration to the Premises, all present and future regulations, rules, laws, ordinances, and requirements of all governmental authorities (including state, municipal, County and federal governments and their departments, bureaus, boards and officials) arising from the use or occupancy of the Premises.

17. Liens. Tenant shall keep the Premises and the Property free from any liens arising out of any work performed, materials furnished or obligations incurred by or on behalf of Tenant and hereby indemnifies and holds Landlord and its Agents harmless from all liability and cost, including attorneys' fees and costs, in connection with or arising out of any such lien or claim of lien. Tenant shall cause any such lien imposed to be released of record by payment or posting of a proper bond acceptable to Landlord within twenty (20) days after written request by Landlord. Tenant shall give Landlord written notice of Tenant's intention to perform work on the Premises which might result in any claim of lien at least ten (10) days prior to the commencement of such work to enable Landlord to post and record a Notice of Nonresponsibility or other notice reasonably deemed proper by Landlord. If Tenant fails to so remove any such lien within the prescribed twenty (20) day period, then Landlord may do so and Tenant shall reimburse Landlord upon demand. Such reimbursement shall include all sums incurred by Landlord including Landlord's reasonable attorneys' fees, with interest thereon at the Interest Rate.

18. Landlord's Right to Enter the Premises. Tenant shall permit Landlord and Landlord's Agents to enter the Premises to inspect the same, to post Notices of Nonresponsibility and similar notices, to show the Premises to interested parties such as prospective lenders and purchasers, to make necessary repairs, to discharge Tenant's obligations hereunder when Tenant has failed to do so within a reasonable time after written notice from Landlord, and at any reasonable time within two hundred seventy (270) days prior to the expiration of the Term to show the Premises to prospective tenants. Landlord shall also have the right to place ordinary "For Lease" signs on the Outside Area. The above rights of entry are subject to reasonable notice and security regulations of Tenant, including the requirement that Landlord or Landlord's Agents be accompanied by an employee of Tenant when entering the Premises, and to the requirement that Landlord shall at all times act in a manner to cause the least possible interference with Tenant's business.

19. Signs. Landlord shall provide space for Tenant's identification sign on an exterior monument sign to be constructed in the Outside Area. In addition, Tenant shall have the right to install a Tenant identification sign on the exterior of the Building, subject to Tenant's receipt of all necessary approvals from the City. All costs of the monument sign structure shall be paid for by Landlord; any costs associated with Tenant's monument sign lettering and/or any Building signage installed by Tenant shall be paid for by Tenant. Tenant shall have no other right to maintain Tenant identification signs in any other location in, on or about the Premises, the Building or the Outside Area and shall not display or erect any other Tenant identification sign, display or other advertising material that is visible from the exterior of the Building. The location, size, design, color and other physical aspects of Tenant's identification sign(s) shall be subject to the Landlord's written reasonable approval prior to installation, and any appropriate municipal or other governmental approvals. The cost of maintaining Tenant's identification signs shall be an Operating Expense. The cost of removal of the signs shall be Tenant's sole expense. If Tenant fails to remove any such signs upon termination of this Lease, Landlord may do so at Tenant's expense and Tenant's reimbursement to Landlord for such amounts shall be deemed Additional Rent.

20. Insurance.

20.1 Tenant's Indemnification. Except to the extent caused by the negligence or willful misconduct of Landlord, and subject to the provisions of Paragraph 21, Tenant hereby agrees to defend, indemnify and hold harmless Landlord and Landlord's Agents from and against any and all damage, loss, liability or expense including, without limitation, attorneys' fees and legal costs suffered directly or by reason of any claim, suit or judgment brought by or in favor of any person or persons for damage, loss or expense due to, but not limited to, bodily injury and property damage sustained by such person or persons which arises out of, is occasioned by or in any way attributable to the use or occupancy of the Premises or any part thereof and adjacent areas by the Tenant, the acts or omissions of the Tenant, Tenant's agents, or any contractors brought onto the Premises by Tenant. Tenant agrees that the obligations assumed herein shall survive this Lease.

20.2 Landlord's Indemnification. Subject to the provisions of Paragraph 21, Landlord hereby agrees to defend, indemnify and hold harmless Tenant and Tenant's agents, directors, officers and employees from and against any and all damage, loss, liability or expense including, without limitation, attorneys' fees and legal costs suffered directly or by reason of any claim, suit or judgment brought by or in favor of any person or persons for damage, loss or expense due to, but not limited to, bodily injury and property damage sustained by such person or persons which arises out of, is occasioned by or attributable to the negligence or willful misconduct of Landlord or any contractors brought onto the Premises by Landlord. Landlord agrees that the obligations assumed herein shall survive this Lease.

20.3 Tenant's Insurance. Tenant agrees to maintain in full force and effect at all times during the Term, at its own expense, for the protection of Tenant and Landlord, as their interests may appear, policies of insurance issued by a responsible carrier or carriers reasonably acceptable to Landlord which afford the following coverages:

20.3.1 Liability. Commercial general liability insurance in an amount not less than Two Million and no/100ths Dollars ($2,000,000.00) combined single limit for both bodily injury and property damage which includes blanket contractual liability broad form property damage, personal injury, completed operations, products liability, and fire damage legal (in an amount not less than Twenty-Five Thousand and no/100ths Dollars ($25,000.00)), naming Landlord and Landlord's Agents as additional insureds.

20.3.2 Personal Property. All risk or causes of loss - special form property insurance (including, without limitation, vandalism, malicious mischief, inflation endorsement, and sprinkler leakage endorsement) on

Tenant's Personal Property located on or in the Premises. Such insurance shall be in the full amount of the replacement cost, as the same may from time to time increase as a result of inflation or otherwise, and shall be in a form providing coverage comparable to the coverage provided in the standard ISO All-Risk form.

20.4 All-Risk Insurance. During the Term Landlord shall maintain all risk or causes of loss - special form property insurance, including inflation endorsement, sprinkler leakage endorsement, at Landlord's option, earthquake and flood coverage, on the Building, excluding coverage of all Tenant's Personal Property located on or in the Premises, but including the Tenant Improvements. Such insurance shall also include insurance against loss of rents on an "All Risk" basis, including, at Landlord's option, earthquake and flood, in an amount equal to the Monthly Rent and Additional Rent, and any other sums payable under the Lease, for a period of twelve (12) months commencing on the date of loss. Such insurance shall name Landlord and its Agents as named insureds and include a lender's loss payable endorsement in favor of Landlord's lender (Form 438 BFU Endorsement). Tenant shall reimburse Landlord monthly, as Additional Rent, on the first day of each calendar month of the Term, one-twelfth (1/12th) of the annual premiums for such insurance, prorated for any partial month, or on such other periodic basis as Landlord shall elect. Landlord shall provide Tenant with appropriate documentation evidencing the premium costs for such insurance. If the insurance premiums are increased after the Commencement Date due to an increase in premium rates, an increase in the valuation of the Building or its replacement cost, Tenant shall pay such increase within ten (10) days of notice of such increase and receipt of appropriate documentation evidencing such increased insurance premiums.

20.5 Certificates. Tenant shall deliver to Landlord at least thirty (30) days prior to the time such insurance is first required to be carried by Tenant, and thereafter at least thirty (30) days prior to expiration of each such policy, certificates of insurance evidencing the above coverage with limits not less than those specified above. The certificates shall expressly provide that the interest of Landlord therein shall not be affected by any breach of Tenant of any policy provision for which such certificates evidence coverage. All certificates shall expressly provide that no less than thirty (30) days' prior written notice shall be given Landlord in the event of cancellation of the coverages evidenced by such certificates. Landlord shall deliver to Tenant at the Commencement Date and thereafter at least thirty (30) days prior to the expiration of each such policy, certificates of insurance evidencing the coverages required under Paragraph 20.4 of this Lease. Such certificates shall expressly provide that not less than thirty (30) days prior written notice shall be given Tenant in the event of any cancellation of the coverage evidenced by such certificate.

20.6 Insurance Requirements. All insurance shall be in a form satisfactory to Landlord and shall be carried with companies that have a general policy holder's rating of not less than "A" and a financial rating of not less than Class "X" in the most current edition of Best's Insurance Reports; shall provide that such policies shall not be subject to material alteration or cancellation except after at least thirty (30) days' prior written notice to Landlord; and shall be primary and noncontributing with any other insurance available to Landlord. The policy or policies, or duly executed certificates for them, together with satisfactory evidence of payment of the premium thereon shall be deposited with Landlord prior to the Commencement Date, and upon renewal of such policies, not less than thirty
(30) days prior to the expiration of the term of such coverage. If Tenant fails to procure and maintain the insurance required hereunder, Landlord may, upon not less than ten (10) days' prior written notice to Tenant, order such insurance at Tenant's expense and Tenant shall reimburse Landlord. Such reimbursement shall include all sums incurred by Landlord, including
Landlord's reasonable attorneys' fees and costs, with interest thereon at the Interest Rate.

20.7 Landlord's Disclaimer. Landlord and Landlord's Agents shall not be liable for any loss or damage to persons or property resulting from fire, explosion, falling plaster, glass, tile or sheetrock, steam, gas, electricity, water or rain which may leak from any part of the Building, or from the pipes, appliances or plumbing works therein or from the roof, street or subsurface, or from any other cause whatsoever except to the extent any such loss or damage is caused by the negligence or willful misconduct of Landlord and such loss or damage is not covered by under any insurance Tenant is required to carry pursuant to Paragraph
20.3.2 of this Lease or any other insurance Tenant elects to carry. Landlord and Landlord's Agents shall not be liable for interference with the light, air, or any latent defect in the Premises. Tenant shall give prompt written notice to Landlord in case of a casualty, accident or repair needed in the Premises.

21. Waiver of Subrogation. Notwithstanding any other provision of this Lease to the contrary, Landlord and Tenant each hereby waive all rights of recovery against the other on account of loss or damage occasioned to such waiving party for its property or the property of others under its control to the extent that such loss or damage is insured against under any insurance policies which may be in force at the time of such loss or damage, even if such damage may have been caused by the negligence of the other party, its agents or employees. Tenant and Landlord shall, upon obtaining policies of insurance required hereunder, give notice to the insurance carrier that the foregoing mutual waiver of subrogation is contained in this Lease and Tenant and Landlord shall cause each insurance policy obtained by such party to provide that the insurance company waives all right of recovery by way of subrogation against either Landlord or Tenant in connection with any damage covered by such policy.

22. Damage or Destruction.

22.1 Partial Damage Insured. If the Premises are damaged by any casualty which is covered under the all-risk or causes of loss - special form insurance carried by Landlord pursuant to Paragraph 20.4, then Landlord shall restore such damage, provided insurance proceeds are available to pay at least ninety-five percent (95%) or more of the cost of restoration and provided such restoration can be completed within one hundred eighty (180) days after the commencement of the work in the reasonable opinion of a registered architect or engineer appointed by Landlord for such determination. In such event, this Lease shall continue in full force and effect, except that Tenant shall be entitled to a proportionate reduction of net Monthly Rent while such restoration takes place, such proportionate reduction to be based upon the extent to which the restoration efforts interfere with Tenant's use of the Premises. Any dispute between Landlord and Tenant as to the amount of any rent reduction hereunder shall be resolved by arbitration, and such arbitration shall comply with and be governed by the California Arbitration Act Sections 1280 through 1294.2 of the California
Code of Civil Procedure. If it is anticipated by Landlord that such restoration cannot be completed within one hundred eighty (180) days, Tenant shall have the right to terminate this Lease by written notice to Landlord within thirty (30) days after receipt of written notice of the estimated repair period; provided, however, this one hundred eighty (180) day period will be extended to the extent of any delay caused by Force Majeure
Conditions, up to and including an additional one hundred twenty (120) days. Landlord shall provide Tenant with written notice of the estimated repair period as soon as reasonably possible following the damage or destruction. If Tenant does not elect to terminate this Lease as permitted herein, Landlord shall promptly commence the process of obtaining the necessary permits and approvals and repair the Premises and the Tenant Improvements. If, however, this Lease is terminated, Landlord shall refund to Tenant any Rent previously paid by Tenant which is allocable to the period after the date of damage or destruction.

22.2 Partial Damage - Uninsured. If the Premises are damaged by a risk not covered by Landlord's insurance, or the proceeds of available insurance are less than ninety-five percent (95%) of the cost of restoration, or the restoration cannot be completed within one hundred eighty (180) days after the commencement of work, in the reasonable opinion of the registered architect or engineer appointed by Landlord for such determination, then Landlord shall have the option either to: (i) repair or restore such damage, this Lease continuing in full force and effect, but the net Monthly Rent to be proportionately abated as provided in Paragraph 22.1; or (ii) give notice to Tenant at any time within thirty (30) days after such damage terminating this Lease as of a date to be specified in such notice, which date shall be not less than sixty (60) nor more than ninety (90) days after giving such notice. If notice of termination is given, this Lease shall expire and all interest of Tenant in the Premises shall terminate on such date so specified in such notice and the Monthly Rent, reduced by any proportionate reduction based upon the extent, if any, to which such damage interfered with the use of the Premises by Tenant, shall be paid to the date of such termination; provided, however, that if Landlord elects to terminate this Lease due to an insufficiency in the insurance proceeds available to complete restoration of the Premises, Tenant shall have the right to contribute the amount of any shortfall in insurance proceeds and in such event Landlord shall restore the Premises. Tenant shall notify Landlord of Tenant's election within thirty (30) days after the date Landlord has notified Tenant of Landlord's election to terminate this Lease. If it is anticipated by Landlord that such restoration cannot be completed within one hundred eighty (180) days after commencement of work, Tenant shall have the right to terminate this Lease by written notice to Landlord within thirty (30) days after receipt of written notice of the estimated repair period; provided, however, this one hundred eighty (180) day period will be extended to the extent of any delay caused by Force Majeure

Conditions, up to and including an additional one hundred twenty (120) days. Landlord shall provide Tenant with written notice of the estimated repair period as soon as reasonably possible following the damage or destruction. If neither Landlord nor Tenant terminate this Lease as permitted herein, Landlord shall promptly commence the process of obtaining the necessary permits and approvals and repair the Premises and the Tenant Improvements. If, however, this Lease is terminated by either party, Landlord shall refund to Tenant any Rent previously paid by Tenant which is allocable to the period after the date of damage or destruction.

22.3 Total Destruction. If the Premises are totally destroyed or the Premises cannot be reasonably restored under applicable laws and regulations or due to the presence of hazardous factors such as earthquake faults, chemical waste and similar dangers, notwithstanding the availability of insurance proceeds, this Lease shall be terminated effective the date of the damage.

22.4 Landlord's Obligations. Landlord shall not be required to repair any injury or damage by fire or other cause to, or to make any restoration or replacement of, any panelings, decorations, partitions, railings, floor coverings, or office fixtures which are Alterations or Personal Property installed in the Premises by Tenant or at the expense of Tenant. Tenant shall be required to restore or replace the same excluding those Tenant Improvements defined in the Work Letter Agreement attached hereto. Except for abatement of Monthly Rent, if any, Tenant shall have no claim against Landlord for any damage suffered by reason of any such damage, destruction, repair or restoration; nor shall Tenant have the right to terminate this Lease as the result of any statutory provision now or hereafter in effect pertaining to the damage and destruction of the Premises, except as expressly provided herein.

22.5 Damage Near End of Term. Anything herein to the contrary notwithstanding, if the Premises are destroyed or significantly damaged during the last twelve
(12) months of the Term, unless the Term is extended pursuant to the provisions of Paragraph 40 of this Lease, then Landlord may cancel and terminate this Lease as of the date of the occurrence of such damage. If Landlord does not elects to so terminate this Lease, the repair of such damage shall be governed by the other provisions of this Paragraph 22.

23. Condemnation. If title to all of the Premises or so much thereof is taken or appropriated for any public or quasi-public use under any statute or by right of eminent domain so that reconstruction of the Premises will not, in Landlord's and Tenant's mutual reasonable judgment, result in the Premises being suitable for Tenant's continued occupancy for the uses and purposes permitted by this Lease, this Lease shall terminate as of the date that possession of the Premises or Building or part thereof be taken, provided that if the parties disagree, the Lease shall not terminate and the issue as to whether the remaining Premises are suitable for Tenant's continued occupancy for the uses permitted by this Lease shall be submitted into arbitration and such arbitration shall comply and be governed by the California Arbitration Act, Sections 1280 through 1294.2 of the California Code of Civil Procedure. A sale by Landlord to any authority having the power of eminent domain, either under threat of condemnation or while condemnation proceedings are pending, shall be deemed a taking under the power of eminent domain for all purposes of this paragraph.
If any part of the Premises is taken and the remaining part is reasonably suitable for Tenant's continued occupancy for the purposes and uses permitted by this Lease, this Lease shall, as to the part so taken, terminate as of the date that possession of such part of the Premises is taken. If the Premises is so partially taken the Rent and other sums payable hereunder shall be reduced in the same proportion that Tenant's use and occupancy of the Premises is reduced. If the parties disagree as to the suitability of the Premises for Tenant's continued occupancy or the amount of any applicable
Rent reduction, the matter shall be resolved by arbitration. No award for any partial or entire taking shall be apportioned. Tenant assigns to Landlord its interest in any award which may be made in such taking or condemnation, together with any and all rights of Tenant arising in or to the same or any part thereof, except that Landlord shall pay to Tenant from any award received by Landlord an amount allocable to the value of the Tenant
Improvements at the time of such award which shall be determined using standard accounting methods for depreciation. Nothing contained herein shall be deemed to give Landlord any interest in or require Tenant to assign to Landlord any separate award made to Tenant for the taking of Tenant's
Personal Property, for the interruption of Tenant's business, or its moving costs, or for the loss of its good will. No temporary taking of the Premises shall terminate this Lease or give Tenant any right to any abatement of Rent except to the extent of interference with Tenant's use of the Premises; provided, however, that in any event Rent shall not be abated if Tenant is separately and directly compensated for such interference by the condemning authority. Any award made to Tenant by reason of such temporary taking shall belong entirely to Tenant and Landlord shall not be entitled to share therein. Each party agrees to execute and deliver to the other all instruments that may be required to effectuate the provisions of this paragraph.

24. Assignment and Subletting.

24.1 Landlord's Consent. Tenant shall not enter into a Sublet without Landlord's prior written consent, which consent shall not be unreasonably withheld. Any attempted or purported Sublet without Landlord's prior written consent shall be void and confer no rights upon any third person and shall be deemed a material default of this Lease. Each Subtenant shall agree in writing, for the benefit of Landlord, to assume, to be bound by, and to perform the terms, conditions and covenants of this Lease to be performed by Tenant. Notwithstanding anything contained herein, Tenant shall not be released from liability for the performance of each term, condition and covenant of this Lease by reason of Landlord's consent to a Sublet unless Landlord specifically grants such release in writing.

24.2 Information to be Furnished. If Tenant desires at any time to Sublet the Premises or any portion thereof, it shall first notify Landlord of its desire to do so and shall submit in writing to Landlord: (i) the name of the proposed Subtenant; (ii) the nature of the proposed Subtenant's business to be carried on in the Premises; (iii) the terms and provisions of the proposed Sublet and a copy of the proposed Sublet form containing a description of the subject premises; and (iv) such financial information, including financial statements, as Landlord may reasonably request concerning the proposed Subtenant.

24.3 Landlord's Alternatives. At any time within fifteen (15) days after Landlord's receipt of the information specified in Paragraph 24.2, Landlord may, by written notice to Tenant, elect: (i) to consent to the Sublet by Tenant; (ii) to refuse its consent to the Sublet; or (iii) to terminate this Lease. If Landlord consents to the Sublet, Tenant may thereafter enter into a valid Sublet of the Premises or portion thereof, upon the terms and conditions and with the proposed Subtenant set forth in the information furnished by Tenant to Landlord pursuant to Paragraph 24.2.

24.4 Executed Counterpart. No Sublet shall be valid nor shall any Subtenant take possession of the Premises until an executed counterpart of the Sublet agreement has been delivered to Landlord.

24.5 Exempt Sublets. Notwithstanding the above, Landlord's prior written consent shall not be required for a Sublet to a subsidiary, affiliate or parent corporation of Tenant, a corporation or partnership into which Tenant merges or consolidates, or a purchaser of all or substantially all of the assets of Tenant, provided that Tenant gives Landlord prior written notice of the name of any such Subtenant and, in the event of an assignment (i) the assignee has a net worth, at the time of such assignment, that is equal to or greater than the net worth of Tenant immediately prior to such assignment, and (ii) the assignee assumes, in writing, for the benefit of Landlord all of Tenant's obligations under the Lease. For purposes of this Paragraph 24, the sale or other transfer of stock by Tenant shall not constitute a "change in ownership" requiring the prior written consent of Landlord unless Tenant is a closely held corporation (i.e., one whose stock is not publicly held and not traded through an exchange or over the counter), and the transfer, on a cumulative basis, is a transfer of twenty-five percent (25%) or more of the voting control of Tenant.

24.6 Sublet Profits. If the Rent received by Tenant from any Sublet exceeds the Rent payable by Tenant under this Lease, Tenant shall pay one-half (1/2) of such excess to Landlord monthly as Additional Rent after first deducting reasonable costs incurred by Tenant in connection with such Sublet for advertising, brokerage commissions, and attorneys' fees.

25. Default.

25.1 Tenant's Default. A default under this Lease by Tenant shall exist if any of the following events shall occur:

25.1.1 If Tenant fails to pay Rent or any other sum required to be paid hereunder within seven (7) days after written notice from Landlord; provided, however, that such notice shall be in lieu of, and not in addition to, any notice required pursuant to Section 1161 of the California Code of Civil Procedure regarding unlawful detainer actions; or

25.1.2 If Tenant shall have failed to perform any term, covenant or condition of this Lease except those requiring the payment of money, and

Tenant shall have failed to cure such breach within thirty (30) days after written notice from Landlord where such breach could reasonably be cured within such thirty (30) day period; provided, however, that where such failure could not reasonably be cured within the thirty (30) day period, that Tenant shall not be in default if it undertakes commercially reasonable measure to cure such non-performance within the thirty (30) day period and diligently thereafter prosecutes the same to completion; or

25.1.3 If Tenant assigns its assets for the benefit of its creditors; or

25.1.4 If a court shall make or enter any decree or order other than under the bankruptcy laws of the United States adjudging Tenant to be insolvent; or approving as properly filed a petition seeking reorganization of Tenant; or directing the winding up or liquidation of Tenant and such decree or order shall have continued for a period of thirty (30) days.

25.2 Remedies. Upon a default, Landlord shall have the following remedies, in addition to all other rights and remedies provided by law or otherwise provided in this Lease, to which Landlord may resort cumulatively or in the alternative:

25.2.1 Landlord may continue this Lease in full force and effect, and this Lease shall continue in full force and effect as long as Landlord does not terminate this Lease, and Landlord shall have the right to collect Rent when due.

25.2.2 Landlord may terminate Tenant's right to possession of the Premises at any time by written notice in accordance with applicable laws, and upon such termination relet the Premises or any part thereof. No act by Landlord other than the giving of express written notice thereof to Tenant shall terminate this Lease. Acts of maintenance, efforts to relet the Premises, or the appointment of a receiver on Landlord's initiative to protect Landlord's interest under this Lease shall not constitute termination of Tenant's right to possession. On termination, Landlord has the right to remove all Tenant's Personal Property and store same at Tenant's cost and to recover from Tenant as damages:

(a) The worth at the time of award of unpaid Rent and other sums due and payable which had been earned at the time of termination; plus

(b) The worth at the time of award of the amount by which the unpaid Rent and other sums due and payable which would have been payable after termination until the time of award exceeds the amount of such Rent loss that Tenant proves could have been reasonably avoided; plus

(c) The worth at the time of award of the amount by which the unpaid Rent and other sums due and payable for the balance of the Term after the time of award exceeds the amount of such Rent loss that Tenant proves could be reasonably avoided; plus

(d) Any other amount necessary which is to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform Tenant's obligations under this Lease, or which, in the ordinary course of things, would be likely to result therefrom, including, without limitation, any costs of expenses incurred by Landlord: (i) in retaking possession of the Premises; (ii) in maintaining, repairing, preserving, restoring, replacing, cleaning, or rehabilitating the Premises or any portion thereof, including such acts for reletting to a new tenant or tenants; (iii) for leasing commissions; or (iv) for any other costs necessary or appropriate to relet the Premises; plus

(e) At Landlord's election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by the laws of the State of California.

The "worth at the time of award" of the amounts referred to in Paragraphs 25.2.2(a) and 25.2.2(b) is computed by allowing interest at the Interest Rate on the unpaid rent and other sums due and payable from the termination date through the date of award. The "worth at the time of award" of the amount referred to in Paragraph 25.2.2(c) is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

25.2.3 Landlord may, upon termination of this Lease in accordance with applicable laws, re-enter the Premises and remove all persons and property from the Premises; such property may be removed and stored in a public warehouse or elsewhere at the cost of and for the account of Tenant.

25.3 Landlord's Default. Landlord shall not be deemed to be in default in the performance of any obligation required to be performed by it hereunder unless and until it has failed to perform such obligation within thirty (30) days after receipt of written notice by Tenant to Landlord specifying the nature of such default; provided, however, that if the nature of Landlord's obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be deemed to be in default if it shall commence such performance within such thirty (30) day period and thereafter diligently prosecute the same to completion.

26. Subordination. This Lease is subject and subordinate to any ground and underlying leases, mortgages and deeds of trust (collectively "Encumbrances") which may now affect the Property and to all renewals, modifications, consolidations, replacements and extensions thereof; provided, however, if the holder or holders of any such Encumbrance ("Holder") shall require that this Lease to be prior and superior thereto, within ten (10) days of written request of Landlord to Tenant, Tenant shall execute, have acknowledged and deliver any and all reasonable documents or instruments which Landlord or Holder deems necessary or desirable for such purposes. Landlord shall have the right to cause this Lease to be and become and remain subject and subordinate to any and all Encumbrances which are now or may hereafter be executed covering the Premises, or any renewals, modifications, consolidations, replacements or extensions thereof, for the full amount of all advances made or to be made thereunder and without regard to the time or character of such advances, together with interest thereon and subject to all the terms and provisions thereof, so long as Landlord obtains from the Holder of any such Encumbrance a non-disturbance agreement which provides that in the event of termination of any such lease or upon the foreclosure of any such mortgage or deed of trust the Holder shall recognize Tenant's rights under this Lease as long as Tenant is not then in default and continues to pay the Rent and observe and perform all the provisions of this Lease to be observed and performed by Tenant. Within ten (10) days after Landlord's written request, Tenant shall execute any and all documents required by Landlord or the Holder to make this Lease subordinate to any lien of the Encumbrance so long as such documents contain non-disturbance provisions substantially in conformance with the foregoing. Notwithstanding anything to the contrary set forth in this paragraph, Tenant hereby attorns and agrees to attorn to any entity purchasing or otherwise acquiring the Property at any sale or other proceeding or pursuant to the exercise of any other rights, powers or remedies under such Encumbrance.

27. Notices. Any notice or demand required or desired to be given under this Lease shall be in writing and shall be personally served or in lieu of personal service may be given by mail or by Federal Express or other reputable overnight courier service. If given by mail, such notice shall be deemed to have been given when seventy-two (72) hours have elapsed from the time when such notice was deposited in the United States mail, registered or certified, and postage prepaid, addressed to the party to be served. If given by overnight courier service, such notice shall be deemed to be effective upon the next business day after deposit with the courier service. At the date of execution of this Lease, the addresses of Landlord and Tenant are as set forth in the first paragraph of this Lease. After the Commencement Date, all notices to Tenant shall be sent to the Premises with a copy to the address specified in the first paragraph of this Lease. Either party may change its address by giving notice of same in accordance with this paragraph.

28. Attorneys' Fees. If either party brings any action, legal proceeding or arbitration proceeding for damages for an alleged breach of any provision of this Lease, to recover rent, or other sums due, to terminate the tenancy of the Premises or to enforce, protect or establish any term, condition or covenant of this Lease or right of either party, the prevailing party shall be entitled to recover as a part of such action or proceedings, or in a separate action brought for that purpose, reasonable attorneys' fees and costs.

29. Estoppel Certificates. Tenant shall, within ten (10) days after written request from Landlord, execute and deliver to Landlord any documents, including estoppel certificates, in the form prepared by Landlord: (a) certifying that this Lease is unmodified and in full force and effect or, if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect and the date to which the Rent and other charges are paid in advance, if any, and (b) acknowledging that there are not, to Tenant's knowledge, any uncured defaults on the part of Landlord, or, if there are uncured defaults on the part of Landlord, stating the nature of such uncured defaults, and (c) otherwise evidencing the status of the Lease, as may be required by a lender making a loan to Landlord to be secured by deed of trust or mortgage covering the Premises or a purchaser of the Premises from Landlord.

30. Tenant's Financial Statements. Tenant shall, within ten (10) days after Landlord's written request, deliver to Landlord the current financial statements of Tenant, and financial statements of the two (2) years prior to the current financial statements year, including a balance sheet and profit and loss statement for the most recent prior year, all prepared by or under the direction of a certified public accountant. Landlord shall keep such financial statements confidential and shall not disclose such financial statements to any third party, other than Landlord's members, lenders, prospective lenders and prospective purchasers, without Tenant's prior written consent.

31. Transfer of the Property by Landlord. In the event of any conveyance of the Property and assignment by Landlord of this Lease, Landlord shall be and is hereby entirely released from all liability under any and all of its covenants and obligations contained in or derived from this Lease occurring after the date of such conveyance and assignment, and Tenant agrees to attorn to such transferee/assignee.

32. Landlord's Right to Perform Tenant's Covenants. If Tenant fails to make any payment or perform any other act on its part to be made or performed under this Lease, Landlord may, but shall not be obligated to and without waiving or releasing Tenant from any obligation of Tenant under this Lease, make such payment or perform such other act to the extent Landlord may deem desirable, and in connection therewith, pay expenses and employ counsel. All sums so paid by Landlord and all penalties, interest and costs in connection therewith shall be due and payable by Tenant upon receipt of written demand by Landlord, together with interest thereon at the Interest Rate from the date Tenant receives Landlord's written demand to the date of payment by Tenant to Landlord, plus collection costs and attorneys' fees. Landlord shall have the same rights and remedies for the nonpayment thereof as in the case of default in the payment of Rent.

33. Tenant's Remedy. If, as a consequence of a default by Landlord under this Lease, Tenant recovers a money judgment against Landlord, such judgment shall be satisfied only out of the proceeds of sale received upon execution of such judgment and levied thereon against the right, title and interest of Landlord in the Property and out of Rent or other income from the Property received by Landlord or out of consideration received by Landlord from the sale or other disposition of all or any part of Landlord's right, title or interest in the Property, and neither Landlord nor Landlord's Agents shall be liable for any deficiency.

34. Mortgagee Protection. If Landlord defaults under this Lease, Tenant will notify by registered or certified mail to any beneficiary of a deed of trust or mortgagee of a mortgage covering the Premises, of whom Tenant has been notified in writing, and offer such beneficiary or mortgagee a reasonable opportunity to cure the default, including time to obtain possession of the Premises by power of sale or a judicial foreclosure, if such should prove necessary to effect a cure.

35. Brokers. Tenant and Landlord warrant and represent that, other than the brokers listed in Paragraph 1.9 above, they have had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, and that they know of no other real estate broker or agent who is or might be entitled to a commission in connection with this Lease.

Tenant and Landlord each agree to defend, indemnify and hold the other party and its Agents from and against any and all liabilities or expenses, including attorneys' fees and costs, arising out of or in connection with claims made by any other broker or individual for commissions or fees on the basis of the acts or omissions of the indemnifying party.

36. Acceptance. Delivery of this Lease, duly executed by Tenant, constitutes an offer to lease the Premises, and under no circumstances shall such delivery be deemed to create an option or reservation to lease the Premises for the benefit of Tenant. This Lease shall only become effective and binding upon full execution hereof by Landlord and delivery of a signed copy to Tenant.

37. Recording. Neither party shall record this Lease.

38. Modifications for Lender. If, in connection with obtaining financing for the Building or any portion thereof, Landlord's lender shall request reasonable modification to this Lease as a condition to such financing, Tenant shall not unreasonably withhold, delay or defer its consent thereto, provided such modifications do not adversely affect Tenant's rights hereunder.

39. Parking. Tenant shall have the right to use the Property's parking facilities upon terms and conditions as may from time to time be reasonably established by Landlord. Landlord may, at Landlord's election, establish cross-parking easements between the Property and any adjacent property owned by Landlord or an affiliate of Landlord, provided that such easements do not unreasonably interfere with Tenant's use of the Property. In no event, however, may Landlord establish any parking easements that would permit parking for adjacent properties upon which retail sales activities are conducted.

40. Options to Extend.

40.1 Option Period. Provided that Tenant is not in material default hereunder, either at the time of exercise or at the time the extended term commences, Tenant shall have the option to extend the initial fifteen (15) year Term of this Lease for three (3) additional periods of five (5) years each (each, an "Option Period") on the same terms, covenants and conditions provided herein, except that upon such renewal the Monthly Rent due hereunder shall be determined pursuant to Paragraph 40.2. Tenant shall exercise its option by giving Landlord written notice ("Option Notice") at least nine (9) months prior to the expiration of the initial Term of this Lease, or the prior Option Period, as applicable.

40.2 Option Period Rent. The Monthly Rent for each Option Period shall be determined as follows:

40.2.1 The parties shall have fifteen (15) days after Landlord receives the Option Notice within which to agree on the Monthly Rent for the Option Period in question based upon the then fair market rental value of the Premises as defined in Paragraph 40.2.2. If the parties agree on the Monthly Rent for the Option Period within fifteen (15) days, they shall immediately execute an amendment to this Lease stating the Monthly Rent for the Option Period. If the parties are unable to agree on the Monthly Rent for the Option Period within fifteen (15) days, then, the Monthly Rent for the Option Period shall be the then current fair market rental value of the Premises as determined in accordance with Paragraph 40.2.3, subject to such periodic increases in Monthly Rent as are then customary, in both amount or percentage amounts and frequency, for leases similar to this Lease taking into consideration the same items considered in determining the then fair market rental value of the Premises.

40.2.2 The "then fair market rental value of the Premises" shall be defined to mean the fair market rental value of the Premises as of the commencement of the Option Period, taking into consideration the uses permitted under this Lease, the quality, size, design and location of the Premises, and the rent for comparable buildings located in Morgan Hill. In no event shall the then fair market monthly rental value of the Premises for the Option Period be less than the Monthly Rent last payable under the Lease.

40.2.3 Within seven (7) days after the expiration of the fifteen (15) day period set forth in Paragraph 40.2.1., each party, at its cost and by giving notice to the other party, shall appoint a real estate appraiser with at least five (5) years' full-time commercial appraisal experience in the area in which the Premises are located to appraise and set the Monthly Rent. If a party does not appoint an appraiser within ten (10) days after the other party has given notice of the name of its appraiser, the single appraiser appointed shall be the sole appraiser and shall set the Monthly Rent. If the two (2) appraisers are appointed by the parties as stated in this paragraph, they shall meet promptly and attempt to set the Monthly Rent. If they are unable to agree within thirty
(30) days after the second appraiser has been appointed, they shall attempt to elect a third appraiser meeting the qualifications stated in this paragraph within ten (10) days after the last day the two (2) appraisers are given to set the Monthly Rent. If they are unable to agree on the third appraiser, either of the parties to this Lease, by giving ten (10) days' notice to the other party, can apply to the then Presiding Judge of the Santa Clara County Superior Court, for the selection of a third appraiser who meets the qualifications stated in this paragraph. Each of the parties shall bear one-half (1/2) of the cost of appointing the third appraiser and of paying the third appraiser's fee. The third appraiser, however selected, shall be a person who has not previously acted in any capacity for either party.

Within thirty (30) days after the selection of the third appraiser, a majority of the appraisers shall set the Monthly Rent. If a majority of the appraisers are unable to set the Monthly Rent within the stipulated period of time, the three (3) appraisals shall be added together and their total divided by three
(3); the resulting quotient shall be the Monthly Rent. If, however, the low appraisal and/or the high appraisal are/is more than ten percent (10%) lower and/or higher than the middle appraisal, the low appraisal and/or the high appraisal shall be disregarded. If only one appraisal is disregarded, the remaining two (2) appraisals shall be added together and their total divided by two (2); the resulting quotient shall be the Monthly Rent. If both the low appraisal and the high appraisal are disregarded as stated in this paragraph, then only the middle appraisal shall be used as the result of the appraisal. After the

Monthly Rent has been set, the appraisers shall immediately notify the parties and the parties shall amend this Lease to set forth such amount.

41. Right of First Offer to Purchase. Provided that Tenant is not in material default of any provision of this Lease at the time of exercise, Tenant shall have the right of first offer to purchase the Property or any other property leased by Tenant from Landlord at Madrone Business Park, on the following terms and conditions. If at any time during the Term of this Lease Landlord elects to sell the Property or any other property leased by Tenant from Landlord at Madrone Business Park, Landlord shall notify Tenant which of the foregoing properties Landlord is offering for sale (the "Offered Property") and the terms and conditions upon which Landlord would be willing to sell the Offered Property ("Landlord's Notice"). Tenant shall have thirty (30) days after receipt of Landlord's Notice to notify Landlord in writing of Tenant's election to purchase the Offered Property on the terms stated in Landlord's Notice. If Tenant notifies Landlord within such 30-day period of Tenant's desire to purchase the Offered Property on such terms, Landlord and Tenant shall enter into a purchase and sale agreement for the Offered Property on the terms and conditions stated in Landlord's Notice. If, however, Tenant fails to notify Landlord of Tenant's election to purchase the Offered Property within such 30-day period or, if Landlord and Tenant, through no fault of Landlord, fail to execute a purchase and sale agreement within thirty (30) days after the date of Tenant's notice to Landlord, Tenant shall be deemed to have waived its right to purchase the Offered Property and Landlord shall have the right thereafter to offer the Offered Property for sale and to sell the Offered Property to any third party on substantially the terms stated in Landlord's Notice without further notice to Tenant. This right of first offer to purchase is personal to Media Arts Group, Inc., its subsidiaries or successors and shall not be transferred or assigned to any third party.

42. Payment to Tenant Upon Sale of Property. If at any time during the Term of this Lease Landlord elects to sell the Property or any other property leased by Tenant from Landlord at Madrone Business Park, and Tenant does not elect to purchase the Offered Property pursuant to Paragraph 41, then so long as Tenant is occupying the Property, upon close of escrow for the sale of the Offered Property Landlord shall pay to Tenant an amount equal to fifteen percent (15%) of the net sales proceeds for the Offered Property which are in excess of the base value of the Offered Property as of the date the Offered Property was completed and first occupied. For purposes of this provision, the "net sales proceeds" shall mean the gross sales price of the Offered Property less the costs incurred by Landlord in closing the sale of the Offered Property including, but not limited to, brokerage commissions, attorneys' fees, title insurance premiums, escrow fees, recording charges, prorations of real property taxes and assessments, survey fees (if paid by Landlord), and fees for environmental site assessments (if paid for by Landlord). The base value shall be determined by taking the annualized triple net rent for the Offered Property, reducing it by the operating reserves and vacancy calculated at seven percent of the triple net rent, then dividing the triple net rent after operating reserves and vacancy by .09 to establish a base value at a nine percent (9%) capitalization rate. The base value of the Property is hereby established as $9,553,000.00. The rights under this Paragraph 42 are personal to Media Arts Group, Inc., its subsidiaries or successors and shall not be transferred or assigned to any third party.

43. Option to Expand.

43.1 Expansion Option Period. Provided that Tenant is not, at the time of exercise, in material default of this Lease, Tenant shall have the option to lease the building to be constructed by Landlord on that certain parcel in Madrone Business Park known as Parcel O, consisting of approximately 3.39 acres (the "Expansion Building"), on the following terms and conditions. Tenant may exercise its option at any time prior to March 30, 2003 (the "Expansion Option Period"). Tenant shall exercise the option by delivery of written notice to Landlord prior to the expiration of the Expansion Option Period. If Tenant fails to exercise the option to lease the Expansion Building prior to the expiration of the Expansion Option Period, Tenant shall be deemed to have waived its right to lease the Expansion Building pursuant to the terms of this Paragraph 43 and thereafter Landlord shall be free to lease the Expansion Building to any third party on such terms as Landlord shall elect without further notice to Tenant. The expansion option granted to Tenant under this Paragraph 43 is personal to Media Arts Group, Inc., its subsidiaries and successors and shall not be transferred or assigned to any third party.

43.2 Rent for Expansion Building. If Tenant timely exercises its option to lease the Expansion Building, Landlord and Tenant shall enter into a lease for the Expansion Building on the same terms and conditions set forth herein, except that (i) Landlord shall provide an allowance for the design and construction of tenant improvements to the Expansion Building that is commensurate with the allowance provided under this Lease considering the size and proposed use of the Expansion Building; and (ii) the initial monthly rent for the Expansion Building shall be determined as follows. If Tenant exercises the option on or before March 30, 2002, the initial monthly rent shall be calculated based on a twelve percent (12%) return on total project costs for the Expansion Building, using a land value fixed at $10.00 per square foot. If Tenant exercises the option at any time from April 1, 2002 through March 30, 2003, the initial monthly rent shall be calculated based on a twelve percent (12%) return on total project costs for the Expansion Building, using a land value fixed at $12.00 per square foot. In addition, if Tenant exercises the option at any time after March 30, 2002, then Tenant shall be responsible for payment of the real property taxes and assessments allocable to Parcel O commencing April 1, 2002.

44. General.

44.1 Captions. The captions and headings used in this Lease are for the purpose of convenience only and shall not be construed to limit or extend the meaning of any part of this Lease.

44.2 Executed Copy. Any fully executed copy of this Lease shall be deemed an original for all purposes.

44.3 Time. Time is of the essence for the performance of each term, condition and covenant of this Lease.

44.4 Separability. If one or more of the provisions contained herein, except for the payment of Rent, is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Lease, but this Lease shall be construed as if such invalid, illegal or unenforceable provision had not been contained herein.

44.5 Choice of Law. This Lease shall be construed and enforced in accordance with the laws of the State of California. The language in all parts of this Lease shall in all cases be construed as a whole according to its fair meaning and not strictly for or against either Landlord or Tenant.

44.6 Gender; Singular, Plural. When the context of this Lease requires, the neuter gender includes the masculine, the feminine, a partnership or corporation or joint venture, and the singular includes the plural.

44.7 Binding Effect. The covenants and agreement contained in this Lease shall be binding on the parties hereto and on their respective successors and assigns to the extent this Lease is assignable.

44.8 Waiver. The waiver by Landlord or Tenant of any breach of any term, condition or covenant, of this Lease shall not be deemed to be a waiver of such provision or any subsequent breach of the same or any other term, condition or covenant of this Lease. The subsequent acceptance of Rent hereunder by Landlord or payment of Rent hereunder by Tenant shall not be deemed to be a waiver of any preceding breach at the time of acceptance or making of such payment. No covenant, term or condition of this Lease shall be deemed to have been waived by Landlord or Tenant unless such waiver is in writing signed by Landlord or Tenant as applicable.

44.9 Entire Agreement. This Lease is the entire agreement between the parties, and there are no agreements or representations between the parties except as expressed herein. Except as otherwise provided herein, no subsequent change or addition to this Lease shall be binding unless in writing and signed by the parties hereto.

44.10 Authority. If Tenant is a corporation or a partnership, each individual executing this Lease on behalf of said corporation or partnership, as the case may be, represents and warrants that he is duly authorized to execute and deliver this Lease on behalf of said entity in accordance with its corporate bylaws, statement of partnership or certificate of limited partnership, as the case may be, and that this Lease is binding upon said entity in accordance with its terms. Landlord, at its option, may require a copy of such written authorization to enter into this Lease. The failure of Tenant to deliver the same to Landlord within fourteen (14) days of Landlord's request therefor shall be deemed a default under this Lease.

44.11 Exhibits. All exhibits, amendments, riders and addenda attached hereto are hereby incorporated herein and made a part hereof.

THIS LEASE is effective as of the date the last signatory necessary to execute the Lease shall have executed this Lease.

TENANT

Dated: December 20, 1999

Media Arts Group, Inc., a Delaware corporation

By:/s/ Craig Fleming
   ----------------------------------
Its: President & CEO

By: /s/ Timothy S. Guster
   ----------------------------------
Its: Sr. VP & Secretary

LANDLORD

Dated: January 18, 2000

TBI-Madrone I, LLC, a California
limited liability company

By Toeniskoetter & Breeding, Inc. Development, a
      California corporation,
      Managing Member

By /s/ Charles Toeniskoetter
   ----------------------------------
Its President